EXHIBIT 4


                               SEAFOODS PLUS, LTD.
                               1998 INCENTIVE PLAN


                                   ARTICLE I.

                                   DEFINITIONS


                  1.01 Administrator means the Board and any delegate of the Board that is appointed in accordance with Article III.

                  1.02 Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award or Option granted to such Participant.

                  1.03 Board means the Board of Directors of the Company.

                  1.04 Change in Control shall mean an event or series of events that would be required to be described as a change in control of the Company in a proxy or information statement distributed by the Company pursuant to section 14 of the Securities Exchange Act of 1934 (the "Exchange Act") in response to
Item 6(e) of Schedule 14A promulgated thereunder or otherwise adopted. The determination whether and when a change in control has occurred or is about to occur shall be made by the Board in office immediately prior to the occurrence of the event or series of events constituting such change in control.

                  1.05 Code means the Internal Revenue Code of 1986, and any amendments thereto.

                  1.06 Common Stock means the common stock of the Company.

                  1.07  Company means Seafoods Plus, Ltd.

                  1.08 Control Change Date means the occurrence of the event or series of events constituting a Change in Control as determined by the Board.

                  1.09 Exchange Act means the Securities Exchange Act of 1934, as amended and as in effect on the date of this Agreement.

                  1.10 Fair Market Value means, on any given date, the closing price (or, if there is none, the average of the closing bid and asked price) of




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the Common Stock on such quotation  system or principal  securities  exchange on which the Common Stock is traded on such day, or, if the Common Stock is not so traded on such day, then on the next preceding day that the Common Stock was traded, all as reported by such source as the Administrator may select.

                  1.11  Forfeitable  Shares  shall have the meaning set forth in
Section 9.04.

                  1.12 Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

                  1.13 Participant means an employee of and non-employee director, advisor and independent consultant to the Company or a Related Entity, including an employee who is a member of the Board, who satisfies the requirements of Article IV and is selected by the Administrator to receive a Stock Award, an Option or a combination thereof.

                  1.14 Plan means the Company's 1998 Incentive Plan.

                  1.15  Related   Entity  means  any  entity  that  directly  or
indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

                  1.16 Stock Award means Common Stock awarded to a Participant under Article IX.

                  1.17  Stockholders means the stockholders of the Company.


                                   ARTICLE II.

                                    PURPOSES

                  The Plan is intended to assist the Company and Related Entities in recruiting and retaining employees, directors, officers, consultants, and advisors who are exclusive agents of the Company, and in compensating such individuals by enabling such individuals to participate in the future success of the Company and the Related Entities and to associate their interests with those of the Company and its Stockholders. The Plan is intended to permit the grant of Stock Awards and the grant of both Options qualifying under Section 422 of the Code ("incentive stock options") and Options not so qualifying. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.


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                                  ARTICLE III.

                                 ADMINISTRATION

                  The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Stock Awards and Options upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or on the transferability or forfeitability of a Stock Award, including by way of example and not limitation, conditions on which Participants may defer receipt of benefits under the Plan, requirements that the Participant complete a specified period of employment with or service to the Company or a Related Entity, that the Company achieve a specified level of financial performance or that the Company achieve a specified level of financial return. Notwithstanding any such conditions, the Administrator may, in its discretion, accelerate the time at which any Option may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable. In addition, the Administrator shall have complete authority to interpret all provisions of this Plan, to prescribe the form of Agreements, to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Board shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option or Stock Award. All expenses of administering this Plan shall be borne by the Company.

                  The Board, in its discretion, may appoint a committee of the Board and delegate to such committee all or part of the Board's authority and duties with respect to the Plan. The Board may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Board's delegate or delegates that were consistent with the terms of the Plan.


                                   ARTICLE IV.

                                   ELIGIBILITY

                  Section 4.01 General. Any employee, director, officer, or exclusive agent of, and advisor or consultant to, the Company or a Related Entity (including a corporation that becomes a Related Entity after the adoption of this Plan) is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the



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Company or a Related Entity.  Directors of the Company who are employees of the
Company or a Related Entity may be selected to participate in this Plan.

                  Section 4.02 Grants. The Administrator will designate individuals to whom Stock Awards and Options are to be granted and will specify the number of shares of Common Stock subject to each award or grant. All Stock Awards and Options granted under this Plan shall be evidenced by Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Administrator may adopt. No Participant may be granted incentive stock options (under all incentive stock option plans of the Company and any Related Entity) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceed the limitation prescribed by Code section 422(d). The preceding annual limitation shall not apply with respect to Options that are not incentive stock options.


                                   ARTICLE V.

                              STOCK SUBJECT TO PLAN

                  Section 5.01 Shares Issued. Upon the award of shares of Common Stock pursuant to a Stock Award, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

                  Section 5.02 Aggregate Limit. The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall not exceed 500,000 shares.

                  Section 5.03 Reallocation of Shares. If an Option is terminated, in whole or in part, for any reason other than its exercise, or if a Stock Award is forfeited in whole or in part, the number of shares of Common Stock allocated to the Option or Stock Award or portion thereof may be reallocated to other Options and Stock Awards to be granted under this Plan.



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                                   ARTICLE VI.

                              OPTION EXERCISE PRICE

                  The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of an Option that is an incentive stock option shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the foregoing, the price per share for Common Stock purchased on the exercise of an Option granted to any person then owning more than ten percent (10%) of the total combined voting power of all classes of shares of the Company, or of its parent or subsidiary corporation, shall be one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the time of grant of the Option.


                                  ARTICLE VII.

                               EXERCISE OF OPTIONS

                  Section 7.0 Maximum Option Period. The maximum period in which an Option may be exercised shall be determined by the Administrator on the date of grant, except that no Option that is an incentive stock option shall be exercisable after the expiration of ten years from the date such Option was granted. Notwithstanding the foregoing, any Option granted to any person then owning more than ten percent (10%) of the total combined voting power of all classes of shares of the Company, or of its parent or subsidiary corporation, must be exercised within five years from the date of the grant thereof. The terms of any Option that is an incentive stock option may provide that it is exercisable for a period less than such maximum period.

                  Section 7.02 Nontransferability. Any Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, the Option must be transferred to the same person or person(s). During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

                  Section 7.03 Employee Status. For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.




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                  Section  7.04 Change in Control.  Section 7.01 to the contrary notwithstanding, after a Control Change Date, each Option shall be fully exercisable thereafter in accordance with the terms of the applicable Agreement. If not sooner exercisable under the terms of the applicable Agreement, a Participant's Option shall be fully exercisable (i) as of his or her termination of employment if his or her employment terminates after a Control Change Date and he or she is terminated without cause or following his refusal to move to another location or (ii) as of the date that there is a material reduction in the Participant's compensation or duties if such reduction occurs after a Control Change Date. For purposes of the preceding sentence, the term "cause" means a willful neglect of responsibilities to the Company or a Related Entity.


                                  ARTICLE VIII.

                               METHOD OF EXERCISE

                  Section 8.01 Exercise. Subject to the provisions of Articles VII and XI, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

                  Section 8.02 Payment. Unless otherwise provided by the Agreement, payment of the Option exercise price shall be made in cash or a cash equivalent acceptable to the Administrator. If the Agreement provides, or in the discretion of the Board, payment of all or part of the Option price may be made by surrendering shares of Common Stock to the Company, including by allowing the Company to deduct from the number of shares of Common Stock deliverable upon exercise of the Option, a number of such shares which has an aggregate Fair Market Value, determined as of the day preceding the date of exercise of the Option, equal to the aggregate Option exercise price. If Common Stock is used to pay all or part of the Option price, the shares surrendered must have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such price or part thereof.

                  Section 8.03 Installment Payment. If the Agreement provides, and if the Participant is employed by the Company on the date the Option is exercised, payment of all or part of the Option price may be made in installments. In that event the Company may, if so determined by the
Administrator, lend the Participant an amount equal to not more than ninety percent (90%) of the Option price of the shares acquired by the exercise of the Option. This amount shall be evidenced by the Participant's promissory note and




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shall be  payable in not more than five equal  annual  installments,  unless the amount of the loan exceeds the maximum loan value for the shares purchased, which value shall be established from time to time by regulations of the Board of Governors of the Federal Reserve System. In that event, the note shall be payable in equal quarterly installments over a period of time not to exceed five years.

                  The Participant shall pay interest on the unpaid balance at the minimum rate necessary to avoid imputed interest or original issue discount under the Code. All shares acquired with cash borrowed from the Company shall be pledged to the Company as security for the repayment thereof. In the discretion of the Administrator, shares of stock may be released from such pledge proportionately as payments on the note (together with interest) are made, provided the release of such shares complies with the regulations of the Federal Reserve System relating to securities credit transactions then applicable. While shares are so pledged, and so long as there has been no default in the installment payments, such shares shall remain registered in the name of the Participant, and he shall have the right to vote such shares and to receive all dividends thereon.

                  Section 8.04 Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to an Option until the date of exercise of such Option.


                                   ARTICLE IX.

                                  STOCK AWARDS

                  Section 9.01 Awards.  In  accordance  with the  provisions  of
Article IV, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such awards.

                  Section 9.02 Vesting. The Administrator, on the date of the award, may prescribe that a Participant's rights in the Stock Award shall be forfeitable or otherwise restricted for a period of time set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Related Entities before the expiration of a stated term or if the Company and its Related Entities or the Participant fails to achieve stated objectives.

                  Section 9.03 Change in Control. Section 9.02 to the contrary notwithstanding, after a Control Change Date, each Stock Award will become transferable and nonforfeitable in accordance with the terms of the applicable Agreement. If not sooner transferable and nonforfeitable under the terms of the applicable Agreement, a Participant's interest in a Stock Award shall be transferable and nonforfeitable (i) as of his termination of



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employment if his  employment  terminates  after a Control Change Date and he is terminated without cause or following his refusal to move to another location or
(ii) as of the date that there is a material reduction in the Participant's compensation or duties if such reduction occurs after a Control Change Date. For purposes of the preceding sentence, the term "cause" means a willful neglect of responsibilities to the Company or a Related Entity.

                  Section 9.04 Stockholder Rights. If all or any portion of a Stock Award is forfeitable pursuant to the Agreement, at all times prior to a forfeiture thereof, a Participant will have all rights of a Stockholder with respect to forfeitable shares of the Stock Award (the "Forfeitable Shares"), including the right to receive dividends and vote the Forfeitable Shares;
provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Forfeitable Shares, (ii) the Company shall retain custody of the certificates evidencing the Forfeitable Shares, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to the Forfeitable Shares. The limitations set forth in the preceding sentence shall not apply after the Forfeitable Shares are no longer forfeitable.


                                   ARTICLE X.

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

                  The maximum number of shares as to which Options that are incentive stock options may be granted under this Plan shall be proportionately adjusted, and the terms of outstanding Stock Awards and Options shall be adjusted, as the Board shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Article X by the Board shall be final and conclusive.

                  The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Stock Awards or Options.

                  The Board may make Stock Awards and may grant Options in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or a Related Entity in connection with a transaction described in clause (ii) of the first paragraph of this Article X. Notwithstanding any provision of the Plan (other than the limitation of


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Article V), the terms of such  substituted  Stock  Award(s)  or Option  grant(s)
shall be as the Board, in its discretion, determines is appropriate.


                                   ARTICLE XI.

                             COMPLIANCE WITH LAW AND
                          APPROVAL OF REGULATORY BODIES

                  No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted or for which an Option is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Common Stock shall be issued, no certificate for shares shall be delivered and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.


                                  ARTICLE XII.

                               GENERAL PROVISIONS

                  Section 12.01 Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or a Related Entity or in any way affect any right and power of the Company or a Related Entity to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

                  Section 12.02 Disposition of Stock. A Participant shall notify the Administrator of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.



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                  Section 12.03 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                  Section 12.04 Employee Status. In the event that the terms of any Stock Award or the grant of any Option provide that shares may be issued or become transferable and nonforfeitable thereunder only after completion of a specified period of employment, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

                  Section 12.05 Limitation on Awards. Notwithstanding any other provision of the Plan, if any award under this Plan, either alone or together with payments that a Participant has the right to receive from the Company or a Related Entity, would constitute a "parachute payment" (as defined in section 280G of the Code), all such payments shall be reduced to the largest amount that will result in no portion being subject to the excise tax imposed by section 4999 of the Code.


                                  ARTICLE XIII.

                                    AMENDMENT

                  The Board may amend or terminate this Plan from time to time; provided, however, that no amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any Stock Award or Option outstanding at the time such amendment is made.


                                  ARTICLE XIV.

                                DURATION OF PLAN

                   No Stock Award or Option may be granted under this Plan more than ten years after the date the Plan is adopted by the Board, or the date the Plan is approved by the Stockholder, whichever is earlier.




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                                   ARTICLE XV.

                             EFFECTIVE DATE OF PLAN

                    Stock Awards and Options may be granted under this Plan upon its adoption by the Board, provided that no incentive stock option will continue to be effective unless this Plan is approved by a majority of the votes entitled to be cast by the Stockholders, voting either in person or by proxy, at a duly held Stockholders' meeting or by the consent of Stockholders owning more than fifty percent (50%) of shares of the Common Stock within twelve months of such adoption.